EXHIBIT 12

Computation of Ratio of Earnings to Fixed Charges

(Dollars in Millions)			Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Earnings
1.	Net income attributable to U.S. Bancorp		$1,500	$2,973
2.	Applicable income taxes, including expense related to unrecognized tax positions		551	1,050
3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$2,051	$4,023
4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$276	$532
	b.	Portion of rents representative of interest and amortization of debt expense	28	55
	c.	Fixed charges excluding interest on deposits (4a + 4b)	304	587
	d.	Interest on deposits	238	437
	e.	Fixed charges including interest on deposits (4c + 4d)	$542	$1,024
5.	Amortization of interest capitalized		$–	$–
6.	Earnings excluding interest on deposits (3 + 4c + 5)		2,355	4,610
7.	Earnings including interest on deposits (3 + 4e + 5)		2,593	5,047
8.	Fixed charges excluding interest on deposits (4c)		304	587
9.	Fixed charges including interest on deposits (4e)		542	1,024
Ratio of Earnings to Fixed Charges
10.	Excluding interest on deposits (line 6/line 8)		7.75	7.85
11.	Including interest on deposits (line 7/line 9)		4.78	4.93

*	Excludes interest expense related to unrecognized tax positions.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in Millions)			Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Earnings
1.	Net income attributable to U.S. Bancorp		$1,500	$2,973
2.	Applicable income taxes, including expense related to unrecognized tax positions		551	1,050
3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$2,051	$4,023
4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$276	$532
	b.	Portion of rents representative of interest and amortization of debt expense	28	55
	c.	Fixed charges excluding interest on deposits (4a + 4b)	304	587
	d.	Interest on deposits	238	437
	e.	Fixed charges including interest on deposits (4c + 4d)	$542	$1,024
5.	Amortization of interest capitalized		$–	$–
6.	Preferred stock dividends		64	133
7.	Earnings excluding interest on deposits (3 + 4c + 5)		2,355	4,610
8.	Earnings including interest on deposits (3 + 4e + 5)		2,593	5,047
9.	Fixed charges excluding interest on deposits, and preferred stock dividends (4c+6)		368	720
10.	Fixed charges including interest on deposits, and preferred stock dividends (4e+6)		606	1,157
Ratio of Earnings to Fixed Charges and Preferred Dividends
11.	Excluding interest on deposits (line 7/line 9)		6.40	6.40
12.	Including interest on deposits (line 8/line 10)		4.28	4.36

*	Excludes interest expense related to unrecognized tax positions.

80	U.S. Bancorp